Exhibit 99.1
PRESS RELEASE

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer / Marybeth Csaby KCSA Strategic Communications 212-896-1215 (Todd) / 212-896-1236 (Marybeth) tfromer@kcsa.com/mcsaby@kcsa.com
Ormat Technologies — Jacob J. Worenklein to Step Down from Board of Directors on March 31, 2010
Reno, Nevada, January 20, 2010 - Ormat Technologies, Inc. (NYSE:ORA) today announced that Mr. Jacob J. Worenklein, a member of the Company’s Board of Directors and Audit Committee since November 2004, has informed the Company that he will step down from the Board of Directors on March 31, 2010. Mr. Worenklein’s resignation comes as a result of his joining the law firm of Bingham McCutchen LLP as a partner, and that Firm’s policy preventing its partners from serving as directors of public companies.
The Company has begun the search for a new director.
Commenting on Mr. Worenklein’s resignation, Lucien Bronicki, Chairman of Ormat Technologies, said, “Jay Worenklein has been a dedicated and valuable member of Ormat’s Board. On behalf of everyone at Ormat, I would like to thank him for all of his work and past contributions to the Company, and wish him success in his new position as Partner in the Bingham firm.”
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has built over approximately 1,200 MW of plants half for its own account and half as supplies to utilities and developers. Ormat current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1 and OREG 2; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; and in Nicaragua — Momotombo.

Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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